 Exhibit 99.1

Chenghe Acquisition Co.

Announces Pricing of $100 Million Initial Public Offering

SINGAPORE, April 28, 2022 /PRNewswire/ — Chenghe Acquisition Co. (the “Company”) today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the Nasdaq Global Market under the ticker symbol “CHEAU” beginning April 28, 2022. Each unit consists of one of the Company’s Class A ordinary shares and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the Nasdaq Global Market under the symbols “CHEA” and “CHEAW,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business, industry or location, it intends to focus on financial technology or technology-enabled financial service companies, including artificial intelligence, big data, cloud and blockchain-related initiatives in Asian markets, which can benefit from the expertise and capabilities of the Company’s management team to create long-term shareholder value. However, the Company will not undertake its initial business combination with any entity based in or with its principal business operations in Mainland China, Hong Kong or Macau.

Morgan Stanley & Co. LLC and EarlyBirdCapital, Inc. are acting as joint book-running managers for the offering, and Revere Securities LLC is acting as co-manager. The Company has granted the underwriters a 45-day option to purchase up to 1,500,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, Email: prospectus@morganstanley.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on April 27, 2022, Eastern Standard Time. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on May 2, 2022, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.